EXHIBIT 3.1

     CERTIFICATE OF AMENDMENT

     TO THE ARTICLES OF INCORPORATION

     OF

     PAYSTAR COMMUNICATIONS CORPORATION

The undersigned, constituting the Chairman and Secretary of PayStar
Communications Corporation, hereby certify that pursuant to the provisions of
NRS 78.385 the following action was taken:

1.     That the Board of Directors of said corporation by unanimous consent dated July 31, 2001, adopted a resolution to amend Article I of the Articles of Incorporation to read as follows:  "The name of the Corporation shall be:
PayStar Corporation."

2.     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was 10,790,845; that the said change and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Dated this 26th day of September 2001.

/s/ William Yotty
    William Yotty, Chairman

Attest:

/s/ Harry Martin
    Harry Martin, Secretary